EXHIBIT 2.7

                                 LIMITED WAIVER

     This Waiver is given by Sporting Magic Inc., formerly known as Advanced Knowledge, Inc. ("Sporting Magic"), and by Buddy Young, an individual acting for the benefit of Sporting Magic ("Buddy Young") (together, the "Waiving Parties"), and is acknowledged and agreed to by Soccer Magic Inc. ("Soccer Magic") and by Jack L. Chegwidden, a professional corporation, as escrow agent (the "Escrow Agent") (together, the "Acknowledging Parties"), pursuant to:

     o Section 14.08 of that certain Acquisition Agreement dated as of December 14, 1999 by and between Sporting Magic and Soccer Magic, (the "Acquisition Agreement"), and

     o Section 6(c) of that certain Escrow Agreement dated as of March 16, 2000 by and among Sporting Magic, Soccer Magic and the Escrow Agent (the "Escrow Agreement").

The Waiving Parties and the Acknowledging Parties are sometimes referred to herein collectively as the "Parties." Unless otherwise defined, capitalized terms used herein shall have the meanings given to them in the Escrow Agreement.

A.   TERMS OF LIMITED WAIVER

     The Waiving Parties hereby waive the Private Placement Deadline of 5:00 P.M. Pacific Time on June 30, 2000 through and until 5:00 P.M. Pacific Time on September 29, 2000 (the "Waiver Deadline"). As consideration for the giving of this Waiver, Soccer Magic Inc. and its officers agree to the following conditions, to which Sporting Magic and the other Parties hereby also agree:

     1. Sporting Magic shall not issue, sell, assign, give or otherwise transfer, and shall not direct any other person or entity to sell, assign, give or otherwise transfer, any new securities of Sporting Magic, without first obtaining the written consent of Buddy Young.

     2. Sporting Magic shall immediately instruct its transfer agent to place stop transfer orders against the transfer of those shares of Sporting Magic common stock which are represented by stock certificates having the following certificate numbers: 22, 23, 24, 25, 1037, 1039, 1040, 1042, 1043, 1044, and 1045. The stop transfer orders shall not be removed without the prior written consent of Buddy Young.

     3.   Sporting   Magic  shall  not  enter  into  any  contract,   agreement,
          arrangement or understanding, written or oral, that would not terminate automatically in the event of a rescission under Section 3(b) of the Escrow Agreement.

     4. Soccer Magic shall pay, in a timely manner, all legal fees and costs incurred by any of the Parties in connection with the negotiation, preparation and execution of this Waiver and related documents, including related legal research fees and costs.

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     5.   Soccer Magic shall arrange for Manny Gross, as an individual, to enter into the Stock Purchase Agreement which is attached hereto as Exhibit A (the "Stock Purchase Agreement"). Sporting Magic and its officers shall not deliver a Joint Certification to the Escrow Agent under
          Section 3 of the Escrow Agreement until after Manny Gross has delivered full payment for the 300,000 shares of Sporting Magic common stock to be purchased by him under the Stock Purchase Agreement.

     If and when the Escrow Agent releases and delivers the Escrowed Items pursuant to Section 3(a) of the Escrow Agreement, the provisions of Sections A.1., A.2. and A.3. of this Waiver shall then terminate and be of no further force or effect, and Sporting Magic shall then be permitted to instruct its transfer agent to remove the stop transfer orders imposed under Section A.2. of this Waiver.

     If Buddy Young believes in good faith that any of the conditions set forth above has not been satisfied in a timely manner, he may terminate this Waiver by a written notice to Sporting Magic, Soccer Magic and the Escrow Agent, delivered by facsimile transmission to their respective business offices, which describes each such condition (the "Termination Notice"). The termination of this Waiver shall become effective at 5:00 P.M. on the third business day after delivery of the Termination Notice unless, before that time, Soccer Magic demonstrates to Buddy Young's satisfaction that the condition has been cured or otherwise satisfied. Time is of the essence of this agreement.

B.   LIMITATION OF WAIVER

     This Waiver shall not be deemed to be, and may not be construed as, a waiver of any term or condition of the Acquisition Agreement or the Escrow Agreement, other than and except to the extent expressly set forth herein.

C.   ENTIRE AGREEMENT; AMENDMENT

     This Waiver constitutes the entire agreement and understanding of the Parties concerning the subject matter. This Waiver may be amended only by written agreement signed by all of the Parties.

D.   SUCCESSORS AND ASSIGNS

     This Waiver shall bind and inure to the benefit of the Parties hereto and their respective successors, assigns, heirs, administrators, executors, and conservators.

E.   GOVERNING LAW

     This Waiver shall be governed by and construed in accordance with the internal law of the State of California without reference to its rules as to conflicts of law.

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F.   EXECUTION OF COUNTERPARTS AND DELIVERY OF FACSIMILE SIGNATURES

     This Waiver may be executed by and delivered to each of the Parties in counterparts. Delivery of facsimile signatures shall be deemed to be effective delivery.


     IN WITNESS WHEREOF, the undersigned Parties have executed this Waiver effective as of June 30, 2000.


WAIVING PARTIES:                            ACKNOWLEDGING PARTIES:

Sporting Magic Inc., a Delaware             Soccer Magic Inc., an Ontario
corporation (formerly known as Advanced     corporation
Knowledge, Inc.)
                                            By: ________________________________
                                                Manny Gross, Chief Executive
By: _______________________________             Officer
    Manny Gross, Chief Executive Officer

                                            ____________________________________
                                            Jack L. Chegwidden, a professional
__________________________________          corporation, as Escrow Agent
Buddy Young (for the benefit of Sporting
Magic Inc.)

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                                    EXHIBIT A

                            STOCK PURCHASE AGREEMENT

     Manny Gross (the "Purchaser") hereby agrees to purchase 300,000 shares (the "Shares") of outstanding common stock of Sporting Magic Inc., formerly known as Advanced Knowledge, Inc. (the "Issuer"), from the Young Family Trust (the "Seller") on the following terms and conditions:

     1. PURCHASE PRICE. The purchase price for the Shares shall be U.S.$1.00 per share, payable in cash.

     2. TIME OF PURCHASE. The purchase of the Shares shall be completed before 5:00 P.M. Pacific Time on September 30, 2000 (the "Purchase Deadline"); provided, however, that the Purchaser may elect not to purchase the Shares if the Issuer does not complete a Private Placement (as that term is defined in Section 3(c)(i) of that certain Escrow Agreement dated as of March 16, 2000 by and among the Issuer, Soccer Magic Inc. and Jack L. Chegwidden, a professional corporation, as escrow agent) prior to the Purchase Deadline.

     3. REPRESENTATIONS AND WARRANTIES. The Purchaser hereby represents, warrants and agrees, for the benefit of the Seller and the Issuer, that:

          a. The Purchaser is acquiring the Shares for investment for the Purchaser's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof or interest therein, and the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. The Purchaser further represents that he does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to the Shares.

          b. The Purchaser understands that the Shares are not and will not be registered under the Securities Act or under the securities laws of any state or other jurisdiction, and that the Shares may not be sold, assigned, pledged or otherwise transferred unless registered or exempt from registration in all applicable jurisdictions. In particular, the Purchaser is aware that he may not sell the Shares pursuant to Rule 144 under the Securities Act unless all of the conditions of that rule are met. Among the conditions for use of Rule 144 are requirements to (1) hold the Shares for a period of at least one year after purchase before making any resale and then sell Shares only in amounts and at times permitted by the rule, (2) sell only in broker's transactions or transactions with market makers, (3) sell only when current information about the Issuer is available to the public, and (4) file a notice of proposed sale with the SEC. The Purchaser is aware that all certificates representing the Shares will be required to bear legends describing the foregoing restrictions.

          c. The Purchaser represents and warrants that he is an Accredited Investor, in that he is a director and executive officer of the Issuer; he has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the investment in the Shares; and he is able to bear the economic risk of his investment in the Shares.

          d. The Purchaser has access to, and has reviewed, all of the information he considers necessary or appropriate for deciding whether to purchase the Shares.

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4.   ENTIRE  AGREEMENT;   AMENDMENT.   This  Agreement  constitutes  the  entire
     agreement and understanding of the parties concerning the subject matter. This Agreement may be amended only by written agreement signed by all of the Parties.

5. SUCCESSORS AND ASSIGNS. This Agreement may not be assigned by either party without the written agreement of the other. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, administrators, executors, and conservators.

6. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal law of the State of California without reference to its rules as to conflicts of law.

7. EXECUTION OF COUNTERPARTS AND DELIVERY OF FACSIMILE SIGNATURES. This Waiver may be executed by and delivered to each of the Parties in counterparts. Deliver of facsimile signatures shall be deemed to be effective delivery.

     IN WITNESS WHEREOF, the undersigned parties have executed this Agreement effective as of June 30, 2000.

                                  THE "PURCHASER"


                                  ___________________________________________
                                  MANNY GROSS, an individual


                                  THE "SELLER"

                                  THE YOUNG FAMILY TRUST


                                  By:  ______________________________________
                                       Buddy Young, Trustee


                                  By:  ______________________________________
                                       Rebecca Young, Trustee

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